PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (“Agreement”), effective this 23 day of March 2007 (the “Effective Date”), is by and between Quick-Med Technologies, Inc., a Delaware corporation having offices at 3427 SW 42nd Way, Gainesville, Florida 32608 (“QMT”) and Derma Sciences, Inc., a Pennsylvania corporation having offices at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540 (“DERMA”) (each singularly a “Party” and collectively the “Parties”).

WHEREAS, QMT owns or controls certain Patent Rights and Technology (as such terms are defined below) relating to its proprietary NIMBUS® technology and has the right to grant licenses under such Patent Rights and Technology; and

WHEREAS, QMT agrees to grant, and DERMA desires to obtain, an exclusive license to such Patent Rights and Technology in the Field and Exclusive Territory (as such terms are defined below) and a non-exclusive license to such Patent Rights and Technology in the Field in the Non-exclusive Territory (as defined below) on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.  Definitions.

The following terms, whether used in the singular or the plural, shall have the following meanings for purposes of this Agreement:

1.1  “Affiliate” means any corporation, firm, partnership or other entity, which controls, is controlled by or is under common control with a Party. For purposes of this Section 1.1, “control” means direct or indirect ownership of more than fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors thereof or the ability to otherwise control the management of the corporation, firm, partnership or other entity.

1.2  “Commercialization” or “Commercialize” means all activities directed towards obtaining pricing and Reimbursement Approvals, Regulatory Approval, manufacturing, marketing, promoting, distributing, importing, offering for sale or selling a Product.

1.3  “Commercially Reasonable Efforts” has the meaning set forth in Section 5.1(b) hereof.

1.4  “Composition and Process” means QMT’s confidential and proprietary composition and process for the bonding of certain Materials to substrates usable on Products.

1.5  “Confidential Information” has the meaning set forth in Section 10.1 hereof. For purposes of clarification, the Technology shall be deemed to be Confidential Information of QMT.

1.6  “Contract Year” means the twelve (12) month period beginning on the Contract Year Start Date and ending on the first anniversary thereof, and each consecutive 12-month period thereafter during the Term.

1.7  “Contract Year Start Date” means earlier to occur of (i) date of First Commercial Sale of Conforming Gauze or other Product or (ii) the 180th day following the date on which either DERMA or QMT first obtains Regulatory Approval for a primary or secondary wound dressing utilizing the QMT Intellectual Property.

1.8  “DERMA Invention” has the meaning set forth in Section 12.2(b) hereof.

1.9  “DERMA Marks” has the meaning set forth in Section 12.6 hereof.

1.10  “Designee” shall mean a corporation or other entity that is employed by, under contract to, or in partnership with DERMA or an Affiliate thereof, to make, use, sell, promote, distribute, market, import, or export Products in the Territory.

1.11  “Disclosing Party” has the meaning set forth in Section 10.1 hereof.

1.12   “Exclusive Territory” means the United States of America and Canada and their respective territories and possessions.

1.13  “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.14  “Field” means the field of conforming gauze, oil-emulsion acetate, gauze sponges, gauze bandage rolls, gauze packing strips and Unna Boot dressings used solely for wound care and sold to the institutional market not for resale as more specifically described on Exhibit E. The Field specifically excludes products provided to, developed for, or sold to the general, over-the-counter consumer market and, subject to the non-exclusive rights granted to DERMA pursuant to Section 2.1(b) hereof, the United States government, including, without limitation, the Department of Defense and/or agencies and military services thereof.

1.15  “First Commercial Sale” shall mean the first sale to an independent third party of a Product.

1.16  “Improvements” means know-how, technical information, inventions, developments, discoveries, software, methods, techniques, procedures, formulae, data (including without limitation clinical data), processes and other proprietary ideas, whether or not patentable or copyrightable, that are conceived, discovered, developed, or reduced to practice during the Term by or on behalf of DERMA and/or its Affiliates, and which are useful for or useable in the practice of the Patent Rights and Technology.

1.17  “Indemnitees” has the meaning set forth in Section 9.1 hereof.

1.18  “Initial Term” has the meaning set forth in Section 11.1 hereof.

1.19  “Know-how” means the tangible and intangible information, including, without limitation, data, results, formula, designs, specifications, methods, processes, techniques, ideas, discoveries, technical information, process information, clinical information and other information which is owned or controlled (with the right to sublicense) by QMT as of the Effective Date relating to the Composition and Process in Field.

1.20  “Materials” means the chemical components, which are listed on Exhibit B hereto, as modified by any Improvements thereto to the extent such modification is part of the Composition and Process as agreed by the parties hereto.

1.21  “Minimum Royalties” has the meaning set forth in Section 3.4 hereof.

1.22  “Net Sales” means the gross invoiced sales price of all Products sold, leased, licensed or otherwise transferred by DERMA and its Affiliates and its Designees along with any other amounts and consideration received in connection therewith, after deduction of the following items, to the extent such items are actually incurred, taken or borne by the seller thereof and do not exceed reasonable and customary amounts in the market in which such sale occurred: (a) trade, cash or quantity discounts or rebates actually taken and documented; (b) credits or allowances given or made for rejection, or approved return of, defective goods actually taken and documented; (c) taxes or government charges, duties or tariffs (other than an income tax) levied on the sale, transportation or delivery of a Product and documented. No costs incurred in the manufacturing, selling, advertising, and distribution of the Products, including without limitation overhead costs, shall be deducted nor shall any deduction be allowed for any other uncollectible accounts or allowances.

1.23  “Non-exclusive Territory” means all countries outside the Exclusive Territory in which QMT has not entered into an exclusive license for the Patent Rights and Technology in the Field with a Third Party, either as of the date hereof or as of any date in the future.

1.24  “Patent Rights” mean the patents, patent applications, patent extensions, certificates of invention, or applications for certificates of invention, together with any divisions, continuations or continuations-in-part thereof, which are owned or controlled by, or licensed (with the right to sublicense) to QMT which are listed in Exhibit A hereto.

1.25  “Product” means any product in the Field that is covered by, derived from, or manufactured using or incorporating, or otherwise uses or contains the QMT Intellectual Property, and which does not require premarket approval or the performance of clinical trials (or their equivalent) from the applicable Regulatory Authority prior to receiving Regulatory Approval.

1.26   “Promotional Materials” has the meaning set forth in Section 5.4 hereof.

1.27  “QMT Intellectual Property” means collectively the Technology, Patent Rights and Improvements.

1.28  “QMT Marks” has the meaning set forth in Section 12.6 hereof.

1.29  “Recipient” has the meaning set forth in Section 10.1 hereof.

1.30  “Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of the Product in a country in the Territory, excluding separate pricing and/or Reimbursement Approvals that may be required, and including the expansion or modification of the label in the Field.

1.31  “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including the FDA in the United States and Health Canada in Canada.

1.32  “Regulatory Filings” has the meaning set forth in Section 7.3 hereof.

1.33  “Reimbursement Approval” shall mean such governmental and other approvals in the Territory for a buyer to claim reimbursement at any level for the purchase of the Products from private or public health organizations, including all pricing approvals.

1.34  “Renewal Term” has the meaning set forth in Section 11.1 hereof.

1.35  “Royalty” has the meaning set forth in Section 3.1 herein.

1.36  “Sell-Off Period” has the meaning set forth in Section 11.6(a) hereof.

1.37  “Technology” means the Materials and Know-how.

1.38  “Term” has the meaning set forth in Section 11.1 hereof.

1.39  “Territory” means collectively the Exclusive Territory and Non-exclusive Territory.

1.40  “Third Party” means any entity other than a Party to this Agreement or their respective Affiliates.

2.  License.

2.1  Grant. Subject to the terms and conditions of this Agreement, QMT hereby grants to DERMA during the Term: (a) an exclusive, royalty-bearing right and license, without the right to grant sublicenses (except as set forth in Section 2.2), under the QMT Intellectual Property to make, use, sell, and offer for sale and import Products (including therein, without limitation, the right to enter into private label/OEM agreements relative thereto provided such agreements are not a sublicense of the QMT Intellectual Property) within the Field in the Exclusive Territory; and (b) a non-exclusive royalty-bearing right and license, without the right to grant sublicenses (except as set forth in Section 2.2), under the QMT Intellectual Property to make, use, sell, and offer for sale and import Products to or on behalf of the United States government and all agencies and military services thereof.

2.2  Sublicenses. DERMA may only grant sublicenses to its Affiliates with a term that is no longer than the Term of this License but with no further right to grant sublicenses to anyone other than an Affiliate; provided that each such sublicensee shall first agree in writing to be bound by all of the terms of this Agreement. Upon termination of this Agreement, any sublicense granted hereunder shall immediately cease and terminate without any additional action by QMT.

2.3  Right to Negotiate for Exclusivity Relative to Certain Manufacturers. The parties acknowledge that DERMA will be seeking to sell certain Products to a European wound care company (the “European Company”) for sale in the European Union (which would be outside the Exclusive Territory). QMT agrees that from the Effective Date until the first anniversary of the Effective Date (the “Defined Period”), DERMA may approach such European Company in connection with the sale of the Products and enter into discussions with such European Company for an exclusive arrangement with respect to the Products. In such an event, DERMA and QMT will engage in good faith negotiations during the Defined Period with a view to reaching a mutually agreeable agreement upon the terms of a grant by QMT of a license to permit DERMA to have the exclusive right to make and sell certain Products to the European Company. Any such agreement would be exclusive only to the European Company and would not affect QMT’s rights with respect to the license of its QMT Intellectual Property or the manufacture and/or sale of Products outside the Territory except with respect to the license, manufacture or sale to the European Company. In any event the terms and conditions of Derma’s agreement with the European Company would be consistent with the terms and conditions hereunder. If QMT and DERMA are unable to arrive at an agreement within the Defined Period, then this Section 2.3 shall expire and be of no further force or effect.

2.4  Transfer of Know-how. Promptly after the Effective Date, QMT shall disclose the Know-how to DERMA solely for purposes of DERMA’s research, development and manufacture of Products during the Term. DERMA agrees that such Know-how is QMT’s Confidential Information and shall treat such Confidential Information in accordance with Section 10 hereof.

2.5  Non-Exclusive Territory. DERMA shall have a non-exclusive, royalty-bearing right and license, without the right to grant sublicenses, under the QMT Intellectual Property to use, sell, and offer for sale Products within the Field (with the exception of products provided to, developed for, or sold to the general, over-the-counter consumer market) in the Non-exclusive Territory. QMT retains all rights to grant other licenses with respect to the QMT Intellectual Property in the Field for any purpose whatsoever in the Non-Exclusive Territory, including, without limitation, exclusive, semi-exclusive, co-exclusive or non-exclusive licenses. In connection therewith, QMT has the right any time to terminate the license granted to DERMA under this Section 2.5 in all or in any part of the Non-Exclusive Territory upon thirty (30) days prior written notice to DERMA.

2.6  Governmental Rights; University of Florida. All rights and licenses granted by QMT under this Agreement are subject to (i) any limitations imposed by the terms of any government grant, government contract or government cooperative agreement applicable to the QMT Intellectual Property that is the subject of this Agreement, and/or (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. Without limitation of the foregoing, DERMA agrees that, to the extent required under 35 U.S.C. Section 204, any Product used, sold, distributed, rented or leased by DERMA or an Affiliate in the United States will be manufactured substantially in the United States, Canada or Mexico. Furthermore, certain of the rights granted hereunder are subject to a reservation of rights by the University of Florida and its affiliates to use the Patent Rights for its research and educational purposes and the licenses granted hereunder are expressly made subject to such rights and the license from University of Florida.

2.7  Manufacturing Restrictions. Notwithstanding Section 2.3 above, DERMA acknowledges and agrees that it shall not manufacture the Products outside of the Exclusive Territory (with the exception of Mexico). Under no circumstances shall DERMA manufacture any portion of the Products using QMT Intellectual Property at a location outside of the Exclusive Territory (with the exception of Mexico) without the prior written consent of QMT.

2.8  No Other Rights. Except for the express license granted pursuant to Section 2.1 hereof, no license, express or implied, is granted by either Party to the other Party or its Affiliates under any intellectual property rights owned or controlled by such Party or its Affiliates.

2.9  Provisional Exclusivity Relative to New Products. DERMA may, from time to time, request that QMT develop for DERMA’s account new wound and related skin care products incorporating the QMT Intellectual Property (such products, “New Products”). Any such request shall be in writing (a “New Product Request”) and if QMT agrees to any such request, the parties contemplate that the costs of development of any such New Products will be shared between QMT and DERMA in a manner to be determined. In the event QMT agrees to develop a New Product with DERMA pursuant to a New Product Request, then, subject to the terms of this Agreement: (i) DERMA, for a period of one year from the date of the introduction of such New Product(s) (such period, the “Exclusivity Period”), upon payment of a Royalty of ten percent (10%) on Net Sales of such New Products shall have the exclusive, world-wide right and license, without the right to sublicense, under the QMT Intellectual Property to make, use, sell, and offer for sale (including therein, without limitation, the right to enter into private label/OEM agreements relative thereto) each New Product, (ii) DERMA, following the Exclusivity Period and during such period as QMT has not granted exclusive licenses relative to such New Product(s) to any other company or companies, upon payment of a Royalty of ten percent (10%) on Net Sales of such New Products shall have the non-exclusive, world-wide right and license, without the right to sublicense, under the QMT Intellectual Property to make, use, sell, and offer for sale (including therein, without limitation, the right to enter into private label/OEM agreements relative thereto) each New Product, and (iii) DERMA, during the Exclusivity Period, shall have exclusive negotiating rights relative to securing an exclusive license in respect of such New Products; provided that if no exclusive right is secured for such New Product within such Exclusivity Period then there shall be no further obligation on QMT to negotiate with DERMA on such exclusive rights on such New Product. In the event QMT grants DERMA an exclusive license relative to any New Product, the Royalty in respect of such New Product shall thereafter be increased from ten percent (10%) to twenty percent (20%) on Net Sales of such New Product.

3.  Consideration; Royalties.

3.1  Royalties. In consideration of the license granted to DERMA pursuant to Section 2.1 hereof, commencing with the First Commercial Sale of each Product by DERMA or its Affiliates, DERMA shall pay to QMT a royalty (“Royalty”) equal to: (i) twenty percent (20%) on Net Sales for each Product in the Field in the Exclusive Territory, and (ii) ten percent (10%) on Net Sales for each Product within the Field in the Non-Exclusive Territory on a nonexclusive basis. In the event DERMA is required to pay Royalties to any Third Party in order to make, use or sell Products, DERMA’s Royalty obligation to QMT under this Section 3.2 shall not be affected.

3.2  Conforming Gauze Incentive. In the event DERMA obtains FDA 510K approval for use of Conforming Gauze as a “secondary” dressing during the months of set forth below, DERMA shall make an incentive payment to QMT calculated as follows:

Table 3.2

Month of FDA 510K Approval	Incentive Payment
June, 2007	$15,000
July, 2007	$7,500
August, 2007	$5,000

3.3  Non-Monetary Consideration. Without the prior written consent of QMT, DERMA and its Designees and Affiliates shall not solicit any material consideration for the commercial sale of any Product other than as will be accurately reflected in Net Sales. In the event DERMA and/or its Designees or Affiliates receive any consideration for the sale or transfer of any Product other than as will be accurately reflected in Net Sales, QMT and the party accepting such non-cash consideration shall act reasonably and negotiate in good faith an appropriate value for all such non-cash consideration

3.4  Minimum Royalties. Subject to Section 11.3 below, during the Initial Term DERMA shall pay to QMT minimum Royalties (“Minimum Royalties”) as follows:

Table 3.4

Contract Year	Minimum Royalties
Contract Year 1	US$300,000
Contract Year 2	US$600,000
Contract Year 3	US$1,000,000
Contract Year 4	US$1,500,000
Contract Year 5	US$2,000,000

In the event for a given Contract Year DERMA fails to pay to QMT Royalties equal to or greater than the Minimum Royalties set forth above in the applicable Contract Year, QMT’s exclusive remedy for such failure (other than the collection of Royalties earned but not paid to QMT) shall be amendment of this Agreement to remove DERMA’s exclusive rights relative to the Products or terminate the Agreement as more specifically set forth in Section 11.3.

In the event the launch of Gauze Sponges, Gauze Bandage Rolls, Gauze Packing Strips, Oil Emulsion Acetate and/or Unna Boot Dressings is delayed by virtue of the failure of the FDA to grant 510K approval for use of any of the foregoing Products as a primary dressing (such Products, “Affected Products”), then Minimum Royalties payable pursuant to this Section 3.4 shall be adjusted in accordance with Section 3.5 hereinbelow to the same extent as if DERMA had determined not to proceed with the development or commercialization of the Affected Product(s). Provided, however, any adjustment to Minimum Royalties relative to a given Affected Product effected pursuant to Section 3.5 hereinbelow shall be removed, and Minimum Royalties relative to such Affected Product shall be reinstated, effective 180 days from FDA 510K approval of such Affected Product for use as a primary dressing.

3.5  Adjustments to Minimum Royalties. In the event that DERMA determines not to proceed with the development or commercialization of a given Product (such event, “Discontinuance” and such Product(s), “Discontinued Product(s)”), then DERMA shall provide QMT with six (6) months notice of such Discontinuance following which period the Minimum Royalties for all applicable Contract Years shall be reduced by the Minimum Royalties associated with the Discontinued Product(s). Minimum Royalties associated with a given Discontinued Product shall be determined as follows: (i) subtract from the Minimum Royalties for the Contract Year in which the Discontinuance becomes effective (such Contract Year, the “Effective Contract Year”) the Minimum Royalties for the preceding Contract Year; (ii) divide the result in (i) by the number of Products attributable to the Effective Contract Year; and (iii) multiply the result in (ii) by the number of Discontinued Products. In the event that DERMA has not achieved a First Commercial Sale of a given Product within the end of the Contract Year set forth below in Table 3.5, and DERMA has not paid the Minimum Royalties required under Section 3.4, then QMT shall have the right to terminate the license with respect to such Product or make the license hereunder nonexclusive.

For purposes of the foregoing calculation, the following Products shall be deemed attributable to the specified Contract Years and all subsequent Contract Years:

Table 3.5

Products	Contract Year
Conforming Gauze	1
Gauze Sponges	2
Gauze Bandage Rolls	2
Gauze Packing Strips	2
Oil Emulsion Acetate	3
Unna Boot Dressings	4

Discontinued Products shall forthwith be removed from the license granted under Section 2 hereof.

3.6  License Fee and Advance Royalties. DERMA shall pay to QMT a License Fee in the amount of Fifty Thousand Dollars ($50,000) on the Effective Date. DERMA shall pay to QMT the sums of Twenty Five Thousand Dollars ($25,000) upon each of three (3) months, six (6) months and nine (9) months following the Effective Date (such payments, “Advance Royalties”). Subject to Section 3.4, if applicable, Advance Royalties shall be fully credited against Royalties payable hereunder. Provided, however, anything herein contained to the contrary notwithstanding, no Advance Royalties shall be payable on or after the date of the First Commercial Sale.

4.  Payments, Reports and Records.

4.1  First Commercial Sale. Within thirty (30) days of its occurrence, DERMA shall notify QMT of the date of First Commercial Sale of a Product by DERMA or its Designees or Affiliates to a Third Party end user in each new country in the Territory.

4.2  Payments. Upon First Commercial Sale of a Product and thereafter during the Term, DERMA shall furnish to QMT, within thirty (30) days from the last business day of each quarter during each Contract Year, a written report showing the following: (i) number of Products sold; (ii) the Net Sales of all Products sold by DERMA and its Designees and Affiliates during the reporting period listed by country, and qualifying deductions, as defined in Section 1.23 hereof, listed by category of deduction; (iii) the Royalties payable in United States dollars which shall have accrued hereunder in respect of such sales; (iv) withholding taxes, if any, required by law to be deducted in respect of such sales, as applicable; and (v) the exchange rates used in determining the amount of United States dollars, if applicable. All Royalty Payments or Minimum Royalties payments shall be due and payable on the date such report is due. If no payments are due for any reporting period hereunder, DERMA shall so report. All reports delivered pursuant to this Section shall constitute the Confidential Information of DERMA and shall be subject to Section 10 hereof. All payments to QMT under this Agreement shall be made in United States dollars by check payable to “Quick-Med Technologies, Inc.” or, if requested by QMT, by wire transfer to an account designated by QMT. All payments shall be made from the United States office of DERMA.

4.3  Exchange Rates. If DERMA receives revenues from the sale of Products in currency other than United States dollars, revenues shall be converted to United States dollars using a conversion rate for foreign currency calculated by averaging the conversion rates of such foreign currency on the last business day of each month within the applicable quarter as published in the eastern edition of The Wall Street Journal. Any and all loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on payments based on foreign Net Sales required to be withheld at the source shall be the exclusive responsibility of DERMA. Royalty Reports shall show sales both in the local currency and US dollars, with the exchange rate used clearly stated.

4.4  DERMA’s Recordkeeping and Inspection. DERMA shall, and shall cause its Affiliates and Designees to, keep for at least seven (7) years records of all sales of Products in sufficient detail to permit QMT to confirm the accuracy of DERMA’s Royalty payment calculations. At the request of QMT, no more frequently than once per year, upon at least five (5) business days prior written notice to DERMA and at the expense of QMT (except as otherwise provided below), DERMA shall permit an independent certified public accountant, selected by QMT, to inspect, during regular business hours, any such DERMA, Affiliate or Designee records for the then-preceding seven (7) years solely to the extent necessary to verify such calculations; provided that such accountant has, in advance, entered into a confidentiality agreement with DERMA (substantially similar to the confidentiality provisions of this Agreement) limiting the disclosure of such information to authorized representatives of the Parties. Results of any such inspection shall be made available to both Parties. If such inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT, DERMA shall promptly paid to QMT such deficient amount and if such underpayment is equal to five percent (5%) or more, DERMA shall pay all costs and expenses of such inspection. If such inspection reveals a deficiency in the calculation of Royalties resulting in an overpayment to QMT, DERMA may credit such overpayment against future Royalty Payments due QMT hereunder. If, during any Contract Year during the Term, an inspection reveals a deficiency in the calculation of Royalties resulting in an underpayment to QMT by twenty percent (20%) or more, then DERMA shall, at its sole cost and expense, thereafter supply QMT with annual audits by a mutually agreeable independent auditing firm for each remaining Contract Year during the Term.

4.5  Interest on Late Payments. Amounts that are not paid by DERMA when due shall accrue interest, from the due date until paid, at a rate equal to one and a half percent (1.5%) per month (or the maximum allowed by law, if less).

5.  Diligence and Commercialization Requirements.

5.1  Diligence and Commercialization Efforts by DERMA.

(a)  DERMA will have full responsibility for seeking and obtaining Regulatory Approval and Reimbursement Approval and for the Commercialization of all Products in the Field in the Territory. DERMA shall provide to QMT written monthly development status reports describing, in reasonable detail, the efforts undertaken for, and the status of development of, the Products by DERMA. Such status reports shall also summarize the clinical trials, Regulatory Filings, applications and Regulatory Approvals with respect to any Product that DERMA has made, sought or obtained. If DERMA elects to stop or abandon, either permanently or temporarily, the development, Regulatory Approval or Commercialization of Products, DERMA shall promptly notify QMT of such decision.

(b)  DERMA will exercise Commercially Reasonable Efforts and diligence in undertaking Product development, including investigations, clinical studies, and other appropriate actions required to obtain Regulatory Approval and Reimbursement Approval and obtain and maintain regulatory filings and to Commercialize Products in the Field in the Territory. For purposes of this Agreement, “Commercially Reasonable Efforts” means, with respect to a given Product, efforts consistent with the efforts normally used by DERMA in good faith and fair dealing for a product of its own discovery of similar market potential at a similar state in its product life.

5.2  Technical Support Assistance by QMT. Upon prior mutual agreement of the Parties, QMT shall provide, and DERMA shall fund, certain technical support assistance activities in conjunction with DERMA’s Commercially Reasonable Efforts to develop Products in the Field in the Territory. QMT shall provide such technical support assistance activities at the FTE rate of one thousand dollars (US$1,000) per day plus expenses (including without limitation travel, lodging and meals) for each QMT employee or the equivalent.

5.3  Commercialization of Products. Promptly after obtaining Regulatory Approval for the Product in the Exclusive Territory from the applicable Regulatory Authority, the Parties will mutually agree on launch dates for the Commercialization of the Products in the Exclusive Territory.

5.4  Advertising and Promotional Materials. DERMA shall develop relevant written sales, promotion and advertising materials relating to the Product (“Promotional Materials”) consistent with its standard operating procedures, for use in the Exclusive Territory and compliant with all applicable laws and the provisions of the applicable Regulatory Approvals. Prior to their use by DERMA, DERMA shall provide QMT with copies of all Promotional Materials, including, if necessary, English translations, for QMT’s review and comment. Subject to any limitations imposed by applicable law, all such Promotional Materials and all documentary information and oral presentations (where practicable) regarding the marketing and promotion of the Product in the Territory shall acknowledge the Parties’ license arrangement and shall, if requested by QMT, display the QMT names and logos in accordance with the Trademark Standards set forth in Exhibit C.

5.5  Product Label. The Parties agree that DERMA and its Affiliates and Designees, if any, shall, if requested by QMT, include QMT’s name and/or logo, relevant QMT Marks and patent numbers on all Product packaging, promotional materials and other materials (in written or electronic form) related to the Product in the Territory in accordance with the Trademark Standards set forth in Exhibit C.

6.  Supply.

6.1  Suppliers. It is essential to the use of the QMT Intellectual Property as well as to maintaining the underlying QMT Marks associated therewith owned by QMT that the quality of the Materials meet the quality standards of QMT and that the suppliers of the necessary Materials agree to maintain the secrecy of the Materials and the Composition and Process, and not reverse engineer or determine all or any part of the Materials or Composition and Process through the supply of such Materials. Therefore, subject to the terms and conditions hereof, DERMA shall only purchase Materials from a Supplier approved by QMT. DERMA shall provide the name of a supplier to QMT, and QMT may disapprove of such Supplier, provided that QMT shall not act unreasonably in such disapproval. All Third-Party suppliers to be certified must sign a confidentiality and non-competition agreement in the form attached hereto as Exhibit D prior to commencing any supply of Materials.

6.2  No Implied License. Notwithstanding the foregoing, no express or implied license to any QMT Intellectual Property is granted to any such Third Party in connection with the manufacture, transfer or sale of the Materials; provided however that the DERMA’s use of the Materials shall be covered by the licenses under QMT Intellectual Property granted above so long as the DERMA has complied with the terms of this Agreement.

6.3  Inspection. QMT shall upon its request be entitled to review any and all purchase orders and shipping documents to confirm the use of the Materials in accordance with the QMT Intellectual Property. DERMA shall be solely responsible for all matters and all obligations between the DERMA and the supplier.

7.  Research and Development Data and Regulatory Filings.

7.1  Product Data. DERMA shall be responsible for the development of all data and other information relating to the Products and Product sales, including without limitation all stability and safety data, (collectively the “Product Data”) necessary to support sales of Products in the Field in the Territory.

7.2  Copies of Product Data. Upon the reasonable written request of QMT, DERMA will provide to QMT copies of all Product Data that DERMA would reasonably provide publicly to the market or to customers or potential customers during DERMA’s marketing of Products. For purposes of this Section 7.2, any Confidential Information of DERMA or a Third Party may be redacted from such Product Data prior to delivery to QMT.

7.3  Regulatory Approvals. Unless otherwise agreed by the Parties, any and all Regulatory Approvals obtained and regulatory filings made and licenses, registrations, certificates and government approvals (“Regulatory Filings”) obtained by DERMA during the Term related to the Product in the Field in the Exclusive Territory, will be in the name of and owned by DERMA.

7.4  Access to Regulatory Filings. QMT, its Affiliates, and its respective sublicensees shall have access in a timely manner to all data contained or referenced in such submissions or applications for Regulatory Approvals by DERMA, including all reports, correspondence and conversation logs, in each case as may be reasonably necessary to enable QMT to develop, manufacture and Commercialize products outside the Field in the Exclusive Territory or Products in the Field and outside the Exclusive Territory. DERMA shall provide appropriate notification of such right of QMT to the Regulatory Authorities. QMT, its Affiliates, and its respective sublicensees shall have the right to cross-reference and make any other use of the other DERMA’s Regulatory Filings for the Product, including access to all data contained or referenced in such Regulatory Filings.

7.5  Adverse Events. DERMA shall comply with all applicable laws with respect to reporting any adverse medical event with respect to any Product and shall notify QMT of any such event within 24 hours of its occurrence along with the results of any follow up investigation.

8.  Representations and Warranties; Disclaimer; Limitation of Liability.

8.1  Representations and Warranties of DERMA. DERMA covenants, represents and warrants to QMT as follows:

(a)  DERMA is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania. DERMA has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. DERMA has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b)  The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate DERMA corporate action. The performance by DERMA of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party;

(c)  Neither DERMA nor its Affiliates is prohibited by any law, rule or regulation or by any order, directive or policy of any Regulatory Authority from developing any pharmaceutical products, or assuming the Regulatory Approvals are obtained, will be prohibited by any law, rule or regulation or by any order, directive or policy of any Regulatory Authority from manufacturing or selling any of the Products; and

(d)  DERMA covenants that neither it nor its Affiliates shall, during the Term, develop or commercialize any products in the Field that compete, directly or indirectly, with the Products other than products which use silver and/or honey as their only active anti-microbial ingredients.

8.2  Representations and Warranties of QMT. QMT represents and warrants to DERMA as follows:

(a)  QMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. QMT has all requisite corporate power to own and operate its properties and assets and to carry on its business as presently being conducted and as proposed to be conducted. QMT has, and will have on all relevant dates, all requisite legal and corporate power to execute and deliver this Agreement, and to carry out and perform its obligations under the terms of this Agreement;

(b)  QMT covenants that neither it nor its Affiliates shall, during the Term, develop or commercialize any products in the Field that compete, directly or indirectly, with the Products; and

(c)  The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate QMT corporate action. The performance by QMT of any of the terms and conditions of this Agreement on its part to be performed does not and will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it is a party.

8.3  Disclaimer of Warranty. Except as otherwise expressly provided in this agreement, QMT makes no representations and extends no warranty of any kind, either express or implied, with respect to the QMT Intellectual Property, including without limitation warranties of the validity or enforceability of the patent rights, merchantability, fitness for a particular purpose and non-infringement of any Third Party patents or proprietary rights. All Uniform Commercial Code warranties are expressly disclaimed by QMT.

8.4  Limitation of Liability. Except with respect to liability arising from breach of Section 10 and liability arising under Section 9 herein, it is agreed by the Parties that neither Party shall be liable to the other Party for any special, consequential, indirect, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from any claim relating to this Agreement, whether such claim is based on contract, tort (including negligence) or otherwise, even if an authorized representative of such Party is advised of the possibility or likelihood of same.

8.5  Modification to QMT Intellectual Property. DERMA shall not modify, change or vary from the QMT Intellectual Property as it is applied to the Products. If DERMA seeks to change or modify the QMT Intellectual Property used in the Product, it shall notify QMT sixty (60) days prior to making such change whereupon, so long as DERMA is in compliance with this Agreement, the parties shall reasonably cooperate to adjust the formulation of the QMT Intellectual Property as necessary to meet the Product requirements of DERMA. Any such reformulation shall constitute an Improvement and shall be owned exclusively by QMT and shall be licensed to DERMA under the terms of this Agreement.

9.  Indemnification and Insurance.

9.1  Indemnification by DERMA. DERMA shall indemnify, defend and hold harmless QMT and its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees in connection with any claim, demand, suit, action or judgment arising out of any theory of product liability (including without limitation actions in the form of tort, warranty or strict liability) or based on, or caused by any act or omission of DERMA, its Affiliates or Designees with respect to the development, manufacture, use sale, offer for sale, importation or exportation of any Product, except to the extent that such liability, damage, loss or expense is directly attributable to the negligence or misconduct of QMT or its Affiliates.

9.2  Notice and Cooperation. Any Indemnitee seeking indemnification under Section 9.1 shall provide DERMA with prompt written notice of any claim, demand, suit, action or judgment for which indemnification is sought under this Agreement. An Indemnitee’s failure to deliver written notice to DERMA within a reasonable time after the commencement of any such action, to the extent prejudicial to the DERMA’s ability to defend such action, shall relieve DERMA of liability to the Indemnitee under this Section 9. DERMA agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim. The Indemnitees shall cooperate fully with DERMA in such defense and will permit DERMA to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel at the expense of DERMA, if representation of such Indemnitee by the counsel retained by DERMA would be inappropriate because of actual or potential conflicts in the interests of such Indemnitee and any other party represented by the counsel retained by the DERMA. DERMA agrees to keep the Indemnitees informed of the progress in the defense and disposition of such claim and to consult with the Indemnitees with regard to any proposed settlement. The indemnification under this Section 8 shall not apply to amounts paid in settlement of any liability, claim, lawsuit, loss, demand, damage, cost or expense if such settlement is effected without the consent of DERMA.

9.3  Insurance. DERMA shall obtain and carry in full force and effect product liability insurance in amounts that are reasonable and customary in the pharmaceutical industry for similar products, but in no event shall such insurance be less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in aggregate. Within thirty days of the start of each Contract Year, DERMA shall provide QMT with a certificate evidencing the insurance coverage required herein and all subsequent renewals thereof. The insurance coverage required herein does not constitute a limitation on DERMA’s obligation to indemnify QMT under this Agreement.

10.  Confidentiality.

10.1  Confidential Information. As used in this Agreement, the term “Confidential Information” shall mean all scientific, technical, trade or business information of either Party (the “Disclosing Party”) disclosed to the other Party (the “Recipient”), whether or not in writing, and regardless of whether it is marked as confidential, including any portion of analyses, compilations, forecasts, studies or other documents prepared by Recipient which contains such information. By way of illustration, but not limitation, Confidential Information may include inventions, Know-how, processes, methods, techniques, assays, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists and contacts at or knowledge of customers or prospective customers of the Disclosing Party.

10.2  Disclosure of Confidential Information. Except as expressly permitted in this Section 10, during the Term of this Agreement and for a period of five (5) years thereafter, the Recipient shall hold in confidence and shall not directly or indirectly disclose, communicate or in any way divulge to any person any Confidential Information, without the prior written consent of the Disclosing Party. The Recipient shall use such Confidential Information solely for the purposes of this Agreement. The Recipient shall not provide or grant access to the Confidential Information to any Third Party, except the Recipient may disclose Confidential Information received by it under this Agreement only to those of its directors, officers, employees, agents and consultants, and the directors, officers, employees, agents and consultants of its Affiliates, who have a need to know such Confidential Information in the course of the performance of their duties and who are bound by a written agreement to protect the confidentiality of such Confidential Information.

10.3  Limitation on Obligations. The obligations of the Recipient specified in Section 10.2 above shall not apply to any Confidential Information to the extent the Recipient can demonstrate, by clear and convincing evidence, that such Confidential Information:

(a)  was in the public domain prior to the time of its disclosure under this Agreement;

(b)  entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Recipient;

(c)  is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, on a non-confidential basis by a Third Party, provided that such Third Party is not, to the Recipient’s knowledge, bound by an obligation of confidentiality to the Disclosing Party with respect to such Confidential Party;

(d)  is independently developed by the Recipient without reference to the Confidential Information of the Disclosing Party; or

(e)  is required to be disclosed by the Recipient to comply with applicable laws or to comply with governmental regulations; provided, that the Recipient provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

10.4  Equitable Relief. The Recipient agrees that any breach of this Section 10 may cause the Disclosing Party substantial and irreparable damages and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Disclosing Party shall have the right to seek specific performance and other injunctive and equitable relief.

10.5  Ownership of Confidential Information. The Recipient agrees that the Disclosing Party (or any Third Party entrusting its own confidential information to the Disclosing Party) is and shall remain the exclusive owner of the Confidential Information disclosed to the Recipient and all patent, copyright, trademark, trade secret, and other intellectual property rights in such Confidential Information or arising therefrom. Except as expressly set forth in this Agreement, no option, license, or conveyance of such rights to the Recipient is granted or implied under this Agreement.

11.  Term and Termination.

11.1  Term. Unless terminated sooner as provided in this Section 11, the initial term of this Agreement shall extend from the Effective Date for a period equal to the shorter of (i) five (5) years from the First Commercial Sale of Conforming Gauze, or (ii) seven (7) years from the Effective Date (the “Initial Term”), and may be renewed for additional one-year terms (each a “Renewal Term”) by mutual agreement of the Parties (the Initial Term and each Renewal Term, collectively, the “Term”).

11.2  Material Breach by DERMA. Except as set forth in Section 11.3 below, the failure by DERMA to comply with any of its material obligations contained in this Agreement, including without limitation, its breach of its obligations under Sections 3.4 herein, shall entitle QMT to give to DERMA written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice, then QMT shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to DERMA. The right of QMT to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.3  DERMA’s Failure to Meet Minimum Royalties. In the event for a given Contract Year DERMA fails to make the subject Minimum Royalties payments, but nevertheless makes payments aggregating not less than fifty percent (50%) of the subject Minimum Royalties, QMT’s exclusive remedy shall be amendment of this Agreement to remove DERMA’s exclusive rights relative to the Products. Provided, further, in the event (a) for a given Contract Year DERMA fails to make Royalty payments aggregating at least fifty percent (50%) of the subject Minimum Royalties requirement, or (b) for three Contract Years DERMA fails to make Royalty Payments equal to or greater than meet the Minimum Royalties amounts set forth in Section 3.4 hereof, QMT’s exclusive remedies (other than collection of earned and unpaid royalties) shall be, at its sole option, cancellation of this Agreement or amendment of this Agreement to remove DERMA’s exclusive rights relative to the Products.

Anything hereinbefore or hereinafter contained to the contrary notwithstanding, the remedies set forth in the immediately preceding paragraph shall be the sole remedies available to QMT by reason of the failure of DERMA to pay to QMT Royalties equal to or greater than the Minimum Royalties set forth in Section 3.4 hereof. The right of QMT to terminate this Agreement or convert the license in the Exclusive Territory to non-exclusive, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.4  Material Breach by QMT. The failure by QMT to comply with any of its material obligations contained in this Agreement shall entitle DERMA to give to QMT written notice specifying the nature of the default and requiring it to cure such default. If such default is not cured within thirty (30) days after the receipt of such notice, DERMA shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by law or in equity, to terminate this Agreement effective upon written notice to QMT. The right of DERMA to terminate this Agreement, as hereinabove provided, shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

11.5  Bankruptcy. Either Party may terminate this Agreement immediately by providing written notice if the other Party: (a) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its assets, (b) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (c) makes a general assignment for the benefit of its creditors, (d) is dissolved or liquidated in full or in substantial part, (e) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to such relief or to the appointment of or taking possession of its property by any official in such an involuntary case or such other proceeding commenced against it, (f) takes any action for the purpose of effecting any of the foregoing, and (g) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within ninety (90) days of commencement.

11.6  Effect of Termination.

(a)  In the event of termination of this Agreement pursuant to Sections 11.2, 11.3, 11.4 or 11.5 then (a) all licenses and rights granted to DERMA hereunder (except as set forth in Section 11.6(d) below) shall terminate and DERMA shall immediately cease to develop, manufacture, use and sell Products, and (b) DERMA shall be obligated to pay QMT any accrued Royalty payments, provided, however, that DERMA shall have no obligation to pay to QMT the difference between actual Royalties owed and paid to QMT as of the date of termination and the Minimum Royalties of the applicable Contract Year. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to Section 11.2, 11.3, 11.4 or 11.5, DERMA shall be permitted to sell-off any and all inventory of Products existing at the date termination, provided that such sales occur within six (6) months after such termination, and provided further that DERMA remains obligated to pay actual Royalties and report to QMT on the sale of any such Products (the “Sell-Off Period”). Any remaining inventory of Products after such Sell-Off Period shall be destroyed by DERMA at its sole expense.

(b)  Without limiting any other legal or equitable remedies that QMT may have, if QMT terminates this Agreement in accordance with Section 11.2, 11.3 or 11.5, then, at the request of QMT, DERMA shall, as soon as reasonably possible and to the extent that it has the right to do so or is permitted by applicable law or the applicable Regulatory Authority, transfer to QMT or QMT’s designee possession and ownership of (i) all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals) relating exclusively to DERMA’s development or Commercialization of the Product in the Field in the Territory, and (ii) copies of all data, reports, records and materials in DERMA’s possession or control relating exclusively to DERMA’s development or Commercialization of Products in the Field in the Territory, including all non-clinical and clinical data relating to the Product in the Field in the Territory, (iii), all agreements pertaining to contract research organizations (CROs), clinical trials and supply of material required to continue development of the Product. DERMA shall execute all documents and take all such further actions as may be reasonably requested by QMT in order to give effect to the foregoing subsections (i), (ii) and (iii) herein.

(c)  Any expiration or termination of this Agreement shall not relieve DERMA from any obligation that accrued prior to such expiration or termination. Any obligation under any provision of this Agreement which is intended to survive expiration or termination of this Agreement, including without limitation, Sections 1, 7.3, 7.4, 8, 9, 10, 11.6, 12 and 13 shall survive.

(d)  Upon expiration or termination of this Agreement, QMT shall grant and hereby grants to DERMA a non-exclusive, royalty-free, fully paid up, worldwide right and license to use any DERMA Inventions relating solely to improvements to DERMA’s products to the extent that such improvements relate solely to the manufacture and use of DERMA’s products, and which are not covered by, derived from, manufactured using or incorporating, or otherwise using or containing the QMT Intellectual Property, the Materials or the Composition and Process.

11.7  Challenge to Patent Rights.  If DERMA, directly or indirectly, by itself or through one of its Affiliates, brings any action or proceeding without "Cause" (defined below) challenging the validity, enforceability or an interference action of or with respect to any of the Patent Rights (a “Challenge”), then QMT shall have the right to terminate this Agreement at any time following such event upon written notice. "Cause", for purposes of the preceding sentence, shall mean (i) any third party claim, action or suit filed or brought in any applicable court or through any administrative procedure against DERMA, or (ii) the withholding of payment for the Products by customers of DERMA, which in each case presented in clause (i) and/or (ii) above is predicated upon the invalidity of the Patent Rights, which has, or if successfully prosecuted could reasonably be expected to have, a material adverse effect upon DERMA.

12.  Intellectual Property Rights.

12.1  Ownership of Intellectual Property. QMT shall own all right, title and interest in the copyright, patent, trademark, trade secret or other intellectual property rights in the Patent Rights and Know-how, including without limitation any derivatives, variations, and or Improvements thereto.

12.2  Ownership of Inventions. Inventorship shall be determined in accordance with United States patent law at the time the inventor made the invention. Each Party shall ensure that its employees, consultants, agents, and representatives are contractually required to assign to such Party all rights, title, and interest to any inventions, to maintain all Confidential Information, and to promptly disclose to such Party all such inventions.

(a)  QMT Inventions. QMT will have and retains sole and exclusive title to all inventions, developments, Improvements, discoveries and Know-how relating to the QMT Intellectual Property which are made, conceived or reduced to practice solely by QMT, its Affiliates, employees, consultants, agents or other Persons acting under its authority in the course of or as a result of this Agreement or in the course of any activities inside and outside the Field and Territory.

(b)  DERMA Inventions. In the event any invention, development, Improvement, discovery, or Know-how relating to the QMT Intellectual Property is made, conceived or reduced to practice by DERMA, its Affiliates, employees, consultants, agents or other persons acting under its authority in the course of, in connection with or as a result of this Agreement, either solely or jointly with QMT, an Affiliate or a Third Party, (each a “DERMA Invention”) such DERMA Invention shall be promptly disclosed by DERMA to QMT in writing. All DERMA Inventions shall be owned by QMT and any Patent Rights under any DERMA Inventions shall be owned by QMT. DERMA hereby assigns and agrees to assign all right, title, and interest to such DERMA Inventions to QMT, shall execute any documents reasonably necessary to fulfill the purposes of this Section 12.2(b), and hereby appoints QMT as its attorney to execute and deliver any such documents on its behalf in the event the DERMA should fail or refuse to do so within a reasonable period following QMT’s request. Any such DERMA Invention shall be subject to the license granted to DERMA under this Agreement.

12.3  Prosecution of Patent Rights. QMT, by counsel it selects, shall have the right, but not the obligation, to prepare, file, prosecute and maintain the Patent Rights in QMT’s name and in countries designated by QMT at the sole discretion of QMT. QMT shall bear all the costs and expenses associated with the filing, prosecution and maintenance of such Patent Rights.

12.4  Third Party Infringement. Each Party shall promptly notify the other Party in writing of any alleged infringement of the Patent Rights and of any available evidence thereof.

(a)  QMT shall have the first right, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the Patent Rights and/or to defend the Patent Rights in any declaratory judgment or other action brought by a Third Party which alleges invalidity, unenforceability or non-infringement of the Patent Rights. QMT may enter into any settlement, consent judgment or other voluntary final disposition of any infringement or declaratory judgment action hereunder without the prior written consent of DERMA. Any recovery or damages derived from any such action shall be retained by QMT.

(b)  In the event QMT institutes a court proceeding relating to the infringement of the Patent Rights in the Field under Section 12.4(a), DERMA shall have the right to intervene in such proceeding and QMT shall not oppose such intervention, provided that (i) DERMA notifies the court and QMT of its intention to intervene within 180 days of the commencement of such proceeding, and (ii) DERMA shares equally with QMT the total costs incurred by QMT (including without limitation attorney and expert fees) of conducting such proceeding. QMT shall retain control of the conduct and settlement of any such proceeding; provided, however, that no settlement, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of DERMA, which consent shall not be unreasonably withheld or delayed. Any recovery of damages for any such proceeding (or settlement thereof) shall be applied first in satisfaction of any out-of-pocket expenses incurred by the Parties relating to the proceeding (including without limitation attorney and expert fees) and the balance shall be equally divided between the Parties.

(c)  In the event that QMT declines to commence legal action to defend against a declaratory action alleging invalidity of the Patent Rights or to prosecute infringements of the Patent Rights in the Field, QMT shall notify DERMA of its decision promptly in writing. Thereafter, DERMA shall have the right, but shall not be obligated, to commence legal action at its own expense to defend or prosecute such infringements relating to the Patent Rights in the Field. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of QMT, which consent shall not be unreasonably withheld or delayed. The total cost of any action commenced solely by DERMA shall be borne by DERMA, and DERMA shall retain any recovery or damages derived therefrom.

12.5  Infringement Allegations. In the event that a Third Party asserts or alleges that a Product manufactured or sold by DERMA or its Affiliates infringes a patent or other proprietary right of such Third Party, DERMA shall assume the defense of such claim and shall indemnify QMT for all reasonable expenses and/or damages incurred by it as a result of such claim. QMT may participate in the defense of such claim through counsel of its own choosing and at its sole expense. In the event that QMT receives notice of such assertion or allegation, QMT shall notify DERMA of such allegation or assertion. DERMA may enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 10.5 in the Field; provided, however, that DERMA shall not enter into any settlement, consent judgment or other voluntary final disposition that admits or concedes that an aspect of the Patent Rights is invalid or unenforceable, without the prior written consent of QMT, which consent shall not be unreasonably withheld or delayed.

12.6  Trademarks. QMT is and shall remain the owner of all right, title and interest to the common law trademark and goodwill associated with the name “Nimbus®,” and any other marks it develops in association with the QMT Intellectual Property (collectively, the “QMT Marks”) and DERMA agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the QMT Marks or any marks confusingly similar thereto. DERMA shall be responsible for the selection, registration and maintenance of all other trademarks and trade names that it employs in connection with Products (collectively, the “DERMA Marks). QMT agrees that it will not at any time assert or claim any interest in, nor register or attempt to register the DERMA Marks or any marks confusingly similar thereto.

13.  Miscellaneous.

13.1  Use of Name/Public Statements. Except to the extent required by applicable law or regulation, each Party agrees that it will not at any time during or following termination of this Agreement use the name of the other Party or any names, insignia, symbols, or logotypes associated with the other Party or any variant or variants thereof or the names of the other Party’s employees orally or in any literature, advertising, or other materials without the prior written consent of Party whose name is to be used, which consent shall not be unreasonably withheld.

13.2  Assignment. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign this Agreement and any of its rights or obligations hereunder to its Affiliates or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction; provided, further, that the assigning Party shall deliver written notice of any such permitted assignment to the other Party. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any attempted assignment not in accordance with this Section 13.2 shall be void.

13.3  Independent Contractors. QMT and DERMA shall at all times act as independent parties and nothing contained in this Agreement shall be construed or implied to create an agency or partnership. Neither Party shall have the authority to contract or incur expenses on behalf of the other.

13.4  Notices. Any notice or communication required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and shall be deemed to have been sufficiently given or made for all purposes if sent by hand, recognized national overnight courier, confirmed facsimile transmission, or mailed by certified mail, postage prepaid, return receipt requested, addressed to such other Party at its respective address as follows:

If to DERMA:

Derma Sciences, Inc.
214 Carnegie Center
Suite 100
Princeton, New Jersey 08540
Attn: Barry J. Wolfenson
Fax: 609.514.8554

If to QMT:

Quick-Med Technologies, Inc.
3427 SW 42nd Way
Gainesville, Florida 32608
Attn: David Lerner, President
Fax: 561.750.4203

13.5  Severability. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, that provision shall be stricken and the remainder of this Agreement shall continue in full force and effect; provided, however, that the Parties shall renegotiate an acceptable replacement provision so as to accomplish, as nearly as possible, the original intent of the Parties.

13.6  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and applicable U.S. Federal law, without regard to any choice of law principles that would dictate the application of the laws of another jurisdiction. The state and federal courts located in Florida shall have exclusive jurisdiction over any dispute arising under this Agreement.

13.7  Entirety; Amendment. This Agreement represents the entire agreement of the Parties and expressly supersedes all previous written and oral communications between the Parties. No amendment, alteration, or modification of this Agreement or any exhibits attached hereto shall be valid unless executed in writing by authorized signatories of both Parties.

13.8  Waiver. The failure of any Party hereto to insist upon strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that or any other provision or right.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

DERMA SCIENCES, INC.

By: /s/ Barry J. Wolfenson
Barry J. Wolfenson
Vice President of Marketing and
Business Development

                                     QUICK-MED TECHNOLOGIES, INC.

By: /s/ David S. Lerner
David S. Lerner
President

EXHIBIT A

Patent Rights

Issued

Title                                 Number       Issued
Intrinsically Bactericidal Absorbent Dressing                                 US 7.045,673      5/16/06
And Method of Fabrication

International

Country                                  Number
Australia                                     773532
Brazil                                 Pending
Canada                                Pending
China                               99814229.9
Russia                               004160
Europe                                                           Pending
Indonesia                                       Issued
India                                 Allowed
Japan                                 Pending
Korea                               Pending
Mexico                                Pending

Published Patent Applications

Title                       Number
Absorbent Materials with Covalently Bonded Nonleachable                US 2002-017
Polymeric Antimicrobial Surfaces & Method of Preparation                   7828-A1
(Continuation in Part submitted 1/28/2002)

                Publication Number
Same as above                              WO 03039602A2
Same as above                              EP 1450966

EXHIBIT B

Materials

EXHIBIT C

QMT Trademark Standards

EXHIBIT D

Form of Confidentiality and Non-competition Agreement

EXHIBIT E

Products

1.	Conforming gauze bandage used as a secondary dressing to hold primary dressing in place: either 100% cotton or a blend of rayon and PET

2. Gauze sponges, gauze bandage rolls, gauze packing strips: 100% cotton

3. Oil emulsion acetate: 100% acetate

4. Unna boot: 100% cotton